Exhibit 10.9J

                     NINTH AMENDMENT TO OPERATING AGREEMENT

      This NINTH AMENDMENT TO OPERATING AGREEMENT is made and entered into this ______ day of July, 1995, between DUBUQUE RACING ASSOCIATION, LTD., an Iowa nonprofit corporation, (hereinafter referred to as "DRA") and GREATER DUBUQUE RIVERBOAT ENTERTAINMENT COMPANY, L.C., an Iowa limited liability company, (hereinafter referred to as "Greater Dubuque").

      RECITALS:

      A. On February 22, 1993, DRA and Greater Dubuque signed an Operating Agreement setting forth their respective rights, duties and obligations with regard to excursion gambling boat operations under Chapter 99F of the Iowa Code. Amendments to said Operating Agreement were signed on February 22, 1993, March 4, 1993, March 11, 1993 (two amendments signed on 3/11/93), April 9, 1993, November 29, 1993, April 6, 1994, and April 29, 1994, amending said Operating Agreement. (The term "Operating Agreement" as used hereafter shall refer to the original Operating Agreement as amended by all prior amendments and by this Ninth Amendment, except where reference is made to the "original" Operating Agreement, or to the Operating Agreement as amended previous to this Ninth Amendment.)

      B. Subsequent to the adoption of the original Operating Agreement, the Iowa legislature amended Chapter 99F, providing for the licensing of pari-mutuel racing licensees to conduct gambling games within their racetrack enclosures, and providing certain requirements for the ownership and control of such operations by the pari-mutuel racing licensee.

      C. Greater Dubuque has submitted an application dated May 18, 1995 to the Iowa Racing and Gaming Commission to bring a new and substantially larger excursion gambling riverboat to Dubuque.

      D. DRA plans to operate gambling games at a racetrack enclosure at Dubuque Greyhound Park upon approval of the Iowa Racing and Gaming Commission.

      E. The respective plans of both parties have substantial financial effects upon the other parties.

      F. DRA and Greater Dubuque have entered into negotiations for the purposes of adjusting their relationship in order to accomplish their respective goals over the remaining term of the


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Operating Agreement and extensions thereof, and to resolve the major outstanding issues between them.

      G. DRA and Greater Dubuque have jointly agreed to further amend the terms of the Operating Agreement, as previously amended.

      NOW, THEREFORE, IT IS AGREED that the February 22, 1993 Operating Agreement, as previously amended, is further amended as follows:

      1. For purposes of this Ninth Amendment to Operating Agreement:

      (a) the term "New Boat" shall mean one or more of the following as specified elsewhere in this Ninth Amendment:

      (1) The excursion gambling riverboat(1), identified and equipped as described in Greater Dubuque's application dated May 18, 1995 to the Iowa Racing and Gaming Commission; OR

      (2) An excursion gambling riverboat, approved by the Iowa Racing and Gaming Commission, that is operated under the Operating Agreement, as a replacement of the boat described in subparagraph 1(a)(1) above and which is of equal or greater size than the boat described in subparagraph 1(a)(1) above. "Size" for purposes of this provision shall mean: (1) total passenger capacity or (2) total gaming positions. This definition is not a consent by DRA to any such replacement boat, which shall be subject to Iowa Racing and Gaming Commission approval.

      Any other boat is not a "New Boat" and is subject to subparagraphs 4(a)(2), 4(a)(3), and 4(a)(5) of the Operating Agreement. There shall be only one boat (New Boat or otherwise) under the Operating Agreement at any point in time.

      (b) "Land-based casino" shall mean the operation by DRA of any games permitted by the Iowa Code, regulations thereunder, and the Iowa Racing and Gaming Commission; it shall not include pari-mutuel dog racing or the revenues therefrom.

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      (1) Excursion gambling boat or riverboat shall mean a self-propelled excursion boat on which lawful gambling is authorized and licensed by the Iowa Racing and Gaming Commission.


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      2. Paragraph 1 of the Operating Agreement is amended by adding the following as new subparagraphs immediately after the first subparagraph:

            "Greater Dubuque shall have the option to renew and extend the Operating Agreement, for a third consecutive three-year term commencing April 1, 2002, provided that: (1) Greater Dubuque exercised its option for a second 3-year renewal term commencing April 1, 1999 and materially performed during said option period according to the terms of the Operating Agreement, (2) a county referendum re-authorizing riverboat gambling operations is approved by the voters of Dubuque County pursuant to Iowa Code ss.99F.7(10)(c), if such requirement remains in effect at that time; (3) Greater Dubuque continues to operate a New Boat, as defined in subparagraphs 1(a)(1) and 1(a)(2) of this Ninth Amendment, at the time the additional option period provided below would commence, (4) both DRA and Greater Dubuque remain as licensed entities in good standing with the Iowa Racing and Gaming Commission and are in compliance with all material terms of the Operating Agreement, and (5) neither Greater Dubuque nor a corporation or business entity owned or controlled by Greater Dubuque, its owners, or its successors or assigns, is the operator of any gambling operation in Dubuque County, Iowa, Jo Daviess County, Illinois, or Grant County, Wisconsin, other than gambling operations conducted on Greater Dubuque's excursion gambling riverboat operating under the Operating Agreement. If Greater Dubuque elects to exercise the third option period, commencing April 1, 2002, it shall deliver written notice of such intent to DRA not later than September 4, 2001.

            Greater Dubuque shall have the option to renew and extend the Operating Agreement, for a fourth consecutive three-year term commencing April 1, 2005, provided that: (1) Greater Dubuque exercised its option for a third 3-year renewal term commencing April 1, 2002, and has materially performed during said option period according to the terms of the Operating Agreement, (2) a county referendum re-authorizing riverboat gambling operations is or was approved by the voters of Dubuque County pursuant to Iowa Code ss. 99F.7(l0)(c), if such requirement remains in effect at that time; (3) Greater Dubuque continues to operate the New Boat, as defined in subparagraphs 1(a)(1) and 1(a)(2) of this Ninth Amendment, at the time the additional option period provided below would commence, (4) both DRA and Greater Dubuque remain as licensed entities in good standing with the Iowa Racing and Gaming Commission and are in compliance with all material terms of the Operating Agreement, and (5) neither Greater Dubuque nor a corporation or business entity owned or controlled by Greater Dubuque, its owners, or its successors or assigns, is the operator of any gambling operation in Dubuque County, Iowa, Jo


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      Daviess County, Illinois, or Grant County, Wisconsin, other than gambling operations conducted on Greater Dubuque's excursion gambling riverboat operating under this Operating Agreement. If Greater Dubuque elects to exercise the fourth option period, commencing April 1, 2005, it shall deliver written notice of such intent to DRA not later than September 1, 2004."

      3. Paragraph 2 of the Operating Agreement is deleted and in lieu thereof is substituted the following:

      "2. DECISION MAKING RESPONSIBILITIES. Except for those decisions which require DRA's approval pursuant to either statute or the Rules of the Iowa Racing and Gaming Commission, all decisions pertaining to the excursion gambling boat operation shall be the sole responsibility of Greater Dubuque and shall be carried out by Greater Dubuque without the necessity of consulting with DRA.

            Except as provided in the Operating Agreement and except for its interest and/or rights as a co-licensee pursuant to Iowa law, DRA shall have no rights to, claims upon, or participation in, directly or indirectly, the ownership, operation, control, financing, or management of any excursion gambling boat of which Greater Dubuque is the licensed operator or any equipment or other facilities used therein now or in the future, or to the revenues derived therefrom, and further agrees that the ownership, operation, control, financing, and management of any excursion gambling boat of which Greater Dubuque is the licensed operator or any equipment or other facilities used therein, and the revenues derived therefrom are the sole and complete rights of Greater Dubuque."

      4. Subparagraph 4(a)(2) is amended by adding the following prefatory paragraph at the start thereof:

      "THE PROVISIONS OF SUBPARAGRAPHS 4(a)(2) AND 4(a)(3) SHALL APPLY ONLY WHEN THE PROVISIONS OF SUBPARAGRAPH 4(a)(4) ARE NOT APPLICABLE."

      5. Subparagraph 4(a)(3) is amended by adding the following prefatory paragraph at the start thereof:

      "THE PROVISIONS OF SUBPARAGRAPHS 4(a)(2) AND 4(a)(3) SHALL APPLY ONLY WHEN THE PROVISIONS OF SUBPARAGRAPH 4(a)(4) ARE NOT APPLICABLE."

      6. Subparagraphs 4(a)(4) and 4(a)(5) of the Operating Agreement are created as follows:


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      "(4) This subparagraph 4(a)(4) shall commence to apply on the date that
      DRA's land-based casino operations are open to the general public; provided, however, that:

            (i) if Greater Dubuque's New Boat, as defined in subparagraph 1(a)(1) of this Ninth Amendment, is not open to the general public for riverboat casino gambling in Dubuque on or before December 31, 1995, then this subparagraph 4(a)(4) shall cease to apply and subparagraphs 4(a)(2) and (4)(a)(3) shall apply commencing January 1, 1996, and continuing until such time as Greater Dubuque's New Boat, as defined in subparagraph 1(a)(1) of this Ninth Amendment, is open to the general public for riverboat casino gambling; and

            (ii) if Greater Dubuque shall at any time thereafter operate under the Operating Agreement a boat other than a New Boat as defined in subparagraphs 1(a)(1) or 1(a)(2) of this Ninth Amendment, then this subparagraph 4(a)(4) shall not apply and subparagraphs 4(a)(2) and
            (4)(a)(3) shall apply commencing at the time Greater Dubuque ceases operation of a New Boat,(2) and continuing until such time as Greater Dubuque opens a New Boat, as defined in subparagraphs 1(a)(1) and 1(a)(2) of this Ninth Amendment, in Dubuque to the general public for riverboat casino gambling under the Operating Agreement.

            (iii) if DRA shall not commence operation of, or shall close, temporarily or permanently,(3) the operation of a land-based casino, then this subparagraph 4(a)(4) shall not apply and subparagraphs 4(a)(2) and (4)(a)(3) shall apply according to their terms commencing at the time DRA no longer offers land-based gambling games until such time as DRA may resume operation of a land-based casino.

During periods when this subparagraph 4(a)(4) applies, DRA shall receive the greater of DRA gaming revenues for such period, or of the following amounts:

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      (2) For purposes of this clause, regular business closing hours and reasonable and temporary business shutdowns of a New Boat, as defined in subparagraphs 1(a), taken for legitimate business purposes or due to acts of God, shall not be considered a cessation of operations of a New Boat.

      (3) Regular business closing hours and reasonable and temporary business shutdowns taken for legitimate business purposes or due to acts of God shall not be considered a closing for purposes of this clause.


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

            (i) Thirty-two percent (32%) of the first thirty million dollars ($30,000,000.00) of the total gaming revenues, plus

            (ii) Eight percent (8%) of total gaming revenues over thirty million dollars ($30,000,000.00) and less than or equal to forty-two million dollars ($42,000,000.00), and zero percent (0%) of total gaming revenues in excess of forty-two million dollars ($42,000,000.00), plus

            (iii) For any periods during which the conditions of subparagraph 4(a)(4)(iii)(A), below, exist, eight percent (8%) of total gaming revenues over forty-two million dollars ($42,000,000.00) and less than or equal to forty-six million dollars ($46,000,000.00), and zero percent (0%) of total gaming revenues in excess of forty-six million dollars ($46,000,000.00):

                  (A) No excursion boat gambling or land based gambling operation is carried on by an operator licensee under the laws of Illinois and/or Wisconsin, with a gambling dock site or land based gambling site in Jo Daviess County, Illinois and/or Grant County, Wisconsin; provided however, that any such operation carried on by Greater Dubuque or a corporation or business entity owned or controlled by Greater Dubuque, its owners, or its successors or assigns, with or without DRA's consent under paragraph 11 of the Operating Agreement, shall be treated for purposes of this paragraph as if no such operation existed.

            (iv) Notwithstanding any other provisions of the Operating Agreement, however, in no event shall DRA receive from total gaming revenues for each April 1 - March 31 contract year (or portion thereof) an amount less than DRA gaming revenues for that contract year or portion thereof.

            (v) In addition to any sums from total gaming revenues or DRA gaming revenues to which DRA is


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            entitled under this subparagraph 4(a)(4), commencing April 1, 2000, and continuing thereafter, Greater Dubuque shall additionally pay to DRA the sum of $.50 for each patron admitted on to the New Boat, as defined in subparagraphs 1(a)(1) and 1(a)(2) of this Ninth Amendment.

            "DRA gaming revenues" as used in this subparagraph 4(a)(4) means adjusted gross receipts less gaming taxes from all DRA land-based casino operations; "Greater Dubuque gaming revenues" as used in this subparagraph 4(a)(4) means adjusted gross receipts less gaming taxes from all Greater Dubuque casino operations at any location; "total gaming revenues" as used in this subparagraph 4(a)(4) means DRA gaming revenues plus Greater Dubuque gaming revenues; "adjusted gross receipts" means the gross receipts less winnings paid to wagerers.

            From the date DRA's land-based casino is open to the general public and through March 31, 1996, payments due under the above formula shall be calculated every f our weeks and paid within ten (10) days of the end of each four week period. Commencing at the start of the April 1, 1996 - March 31, 1997 contract year, and continuing thereafter for periods when this subparagraph 4(a)(4) is applicable, DRA and Greater Dubuque shall settle the account every four weeks on an annualized basis in accordance with the following procedure:

            Step 1: At the end of each four week period the total gaming revenues shall be annualized based on a 52-week year at the end of each four-week period. "Annualized" for this paragraph shall mean dividing the contract year to date total gaming revenues by a fraction with a numerator being the weeks of the current contract year that are included in the four-week settlements year to date and a denominator of 52.

            Step 2: The appropriate percentages, as described under (i)-(iv) above, shall be applied to the annualized total gaming revenues.

            Step 3: DRA's gaming revenues shall be annualized using the same procedure as in Step 1.

            Step 4: The computed amount due to DRA under Step 2 shall be reduced by the annualized DRA land-based casino revenues.

            Step 5: The remaining amount from Step 4 shall be multiplied by a fraction with the numerator being the number of weeks year to date in the contract year


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

      and the denominator being 52. The resulting amount, if a positive number, shall be the amount remitted by Greater Dubuque within ten (10) days of the end of each four week period. The resulting amount, if a negative number, shall be the amount refunded by DRA to Greater Dubuque within ten
      (10) days of the end of each four week period; provided, however, that DRA shall make no overage payments to the extent that, at the time such payment would otherwise be made, it would exceed the amount of net payments received by DRA from Greater Dubuque from total gaming revenues for the contract year (April 1-March 31) to date. Any necessary adjustments at the end of the contract year shall be made not later than the next following tenth day of April.

            To facilitate the account-settling procedure described herein, within seven days of the end of each four week period DRA and Greater Dubuque shall forward to each other copies of all Weekly Adjusted Gross Revenue Tax/Tax Transmittal Reports submitted to the Iowa Racing and Gaming Commission which reflect combined gaming revenues collected during the preceding four week period.

            Greater Dubuque shall be responsible for remittance of all wagering taxes owing to the State of Iowa as a result of Greater Dubuque gambling boat operations under any federal, state, or local law, regulation, or ordinance. DRA shall be responsible for remittance of all wagering taxes owing to the State of Iowa as a result of DRA's land-based casino operations under any federal, state, or local law, regulation, or ordinance. Greater Dubuque and DRA shall indemnify and hold each other harmless from and against any and all claims relating to said taxes arising from their respective operations.

      (5) During periods when subparagraph 4(a)(4) is not applicable, the provisions of subparagraphs 4(a)(2) and 4(a)(3), shall apply in lieu of the provisions of subparagraph 4(a)(4)."

      7. paragraph 5 of the Operating Agreement is deleted and in lieu thereof is substituted the following:

      "5. Greater Dubuque consents to DRA's application for a license to conduct gambling games at a racetrack enclosure submitted to the Iowa Racing and Gaming Commission on March 31, 1995; said consent is not a consent or approval of any future application by DRA to conduct additional gambling games; Greater Dubuque further acknowledges and agrees that, as of the date this Ninth Amendment to Operating Agreement is approved by both parties, except with respect to the use of DRA


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      land-based casino revenues in determining the total gaming revenues as provided in subparagraph 4(a)(4) of the Operating Agreement (when subparagraph 4(a)(4) is applicable), Greater Dubuque shall have no rights to, claims upon, or participation in, directly or indirectly, the ownership, operation, control, financing, and management of any land-based casino operations at Dubuque. Greyhound Park of which DRA is the licensee or any equipment or other facilities used therein now or in the future, or to the revenues derived therefrom, and further agrees that the ownership, operation, control, financing, and management of DRA land-based casino operations or any equipment or other facilities used therein, and the revenues derived therefrom are the sole and complete rights of DRA.

            Notwithstanding any other provisions of the Operating Agreement in no event shall DRA pay to Greater Dubuque any net sums from DRA land-based casino revenues.

            The execution of this Ninth Amendment to Operating Agreement by DRA and Greater Dubuque shall act as a rescission and revocation, nunc pro tunc as of the date any such election or option was or could have been made, of all prior elections or options, (i) which Greater Dubuque has or could have made with respect to the ownership, operation, control, financing, and management of DRA's land-based casino operations or any equipment or other facilities used therein now or in the future under the text of paragraph 5 of the Operating Agreement as it existed prior to this Ninth Amendment; and (ii) which DRA has or could have made with respect to the ownership, operation, control, financing, and management of Greater Dubuque's excursion gambling boat operations or any equipment or other facilities used therein now or in the future under the text of the Operating Agreement as it existed prior to this Ninth Amendment."

      8. Paragraph 7 of the Operating Agreement is deleted and the following substituted therefor:

            "7. SALE OF ASSETS/RIGHT OF FIRST REFUSAL. Greater Dubuque and/or Greater Dubuque's unit holders shall have the absolute right to (i) sell to a licensable third party, subject to the approval of the Iowa Racing and Gaming Commission, all or substantially all of the units of Greater Dubuque or all or substantially all of the assets of Greater Dubuque if said third party agrees to operate an excursion gambling boat subject to the terms and conditions of the Operating Agreement and (ii) sell the excursion gambling boat to any other party provided Greater


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      Dubuque replaces the excursion gambling boat with a substitute excursion gambling boat to be operated by Greater Dubuque under the Operating Agreement, and subject to approval by the Iowa Racing and Gaming Commission. For purposes of this clause, "all or substantially all of the assets of Greater Dubuque" shall mean not less than all of the following:
      (i) Greater Dubuque's excursion gambling boat operated under the Operating Agreement, (ii) Greater Dubuque's interest (whether as lessee, owner, or otherwise) in "the building," as defined in the immediately following paragraph, and (iii) Greater Dubuque's interest in the Operating Agreement.

            In the event Greater Dubuque shall desire to sell or lease the excursion gambling boat and its furnishings and gambling equipment (hereinafter referred to as "furnishings and equipment") and/or its interest in any ticket sale facility or other buildings located in the Dubuque Ice Harbor used in connection with the operation of an excursion gambling boat and parking rights associated with said facilities (hereinafter referred to as the "building") constructed and/or purchased by it, to a third party that does not agree to operate said asset subject to the terms and conditions of the Operating Agreement, and obtains an acceptable offer from said third party for the purchase or lease of the excursion gambling boat and its furnishings and equipment and/or for its interest in said building, then DRA shall be given written notice of any such offer, including an executed copy of such offer and any related purchase or lease document; and DRA shall have the option to purchase or lease the excursion gambling boat and its furnishings and equipment and/or Greater Dubuque's interest (including Greater Dubuque's right of first refusal under its lease with Dubuque Community Investment Co., L.C.), in the building or its lease of same for the amount of the acceptable offer made by the third party and upon the same terms and conditions as set forth in the third party offer. DRA shall have 90 days following receipt of such written notice of the third party offer in which to exercise its option to purchase or lease, notice of which exercise by DRA shall be given in writing to Greater Dubuque within said 90-day period.

            If the acceptable offer to purchase or lease received by Greater Dubuque from a third party that does not agree to operate said asset subject to the terms and conditions of the Operating Agreement relates only to the excursion gambling boat and its furnishings and equipment, Greater Dubuque does not intend to obtain a substitute excursion gambling boat, and DRA exercises its option to purchase said boat and its furnishings and equipment under this paragraph, then


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      DRA shall also have the right and option, at the same time, to purchase
      Greater Dubuque's interest in the building. If the parties cannot reach an agreement as to the fair market value of Greater Dubuque's interest in the building, then one appraiser shall be chosen by Greater Dubuque and one appraiser shall be chosen by DRA to value Greater Dubuque's interest in the building. The two appraisers shall together determine the fair market value of Greater Dubuque's interest in the building, which value shall be the amount paid to Greater Dubuque if DRA exercises its option to purchase. In the event the two appraisers cannot agree on a fair market value; then they shall jointly choose a third appraiser whose decision as to fair market value shall be binding. The cost of all appraisals shall be paid 50% by DRA and 50% by Greater Dubuque.

            "Acceptable offer" as used in this paragraph means an offer acceptable to Greater Dubuque, in its sole and absolute discretion.

            In the event DRA exercises its option to purchase or lease under the terms of this paragraph 7, closing of the purchase or lease shall occur as soon as possible and by no later than 90 days following exercise of DRA's option unless a delay is caused by title problems which are corrected within a reasonable period of time.

            If DRA fails to exercise its option to purchase or lease within the 90-day period referred to above, then Greater Dubuque shall be free to proceed with the proposed sale or lease to a third party upon the terms set forth in the acceptable offer.

            Pursuant to Article 19 of the lease agreement between Greater Dubuque and Dubuque Community Investment Co., L.C., for the building, Greater Dubuque has a right of first refusal to purchase the building should Dubuque Community Investment Co., L.C., desire to sell the building to a third party that does not agree to operate the building subject to the terms and conditions of the Operating Agreement. Greater Dubuque hereby agrees to exercise said right of first refusal should Dubuque Community Investment Co., L.C., receive an acceptable offer to purchase the building from a third party that does not agree to operate the building subject to the terms and conditions of the operating Agreement. Both parties acknowledge that any sale or assignment of lease made pursuant to this paragraph may be subject to the approval of the Iowa Racing and Gaming Commission.

            In the event Greater Dubuque sells (subject to the foregoing conditions and restrictions) the excursion


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      gambling boat or any of its furnishings and equipment, whether during the term of the Operating Agreement or thereafter, it is agreed that any proceeds of sale shall first be applied to pay any and all obligations owing by Greater Dubuque to DRA, whether or not referred to in the Operating Agreement. Such obligations shall include, but not be limited to, any amounts owing to DRA under paragraph 4 of the Operating Agreement for any preceding period and for any unexpired term of the Operating Agreement or for any unexpired term of any renewal period. All such obligations owing by Greater Dubuque to DRA shall be paid from said proceeds of sale prior to the making of any distributions, loans or payments to investors or members of Greater Dubuque and also prior to the repayment by Greater Dubuque of any loans or other obligations owing to any investor, member or managing agent of Greater Dubuque.

            DRA's right of first refusal and options under this paragraph shall be effective only during the term of the Operating Agreement and any renewal term as referred to in paragraph 1 herein and shall not be effective following expiration of said term or renewal term. DRA's exercise or non-exercise of its right of first refusal and options under this paragraph shall not relieve Greater Dubuque from performing any obligation which it is otherwise required to perform under the terms of the Operating Agreement.

      9. Paragraph 8(h) of the Operating Agreement is deleted and in lieu thereof is substituted the following:

      "(h) For any periods during which subparagraph 4(a)(4) of the Operating Agreement is applicable, Greater Dubuque and DRA shall enter into a non-exclusive joint marketing plan to conduct cooperative advertising and marketing efforts. As part of and to facilitate said plan, the following provisions apply:

            (1) Greater Dubuque may elect to require that the posted overall weighted average of theoretical payback percentage(4), determined in accordance with paragraph 25.11(2)(b) of the Iowa Racing and Gaming Commission regulations (491 IAC P. 25.11(2)(b)) on all DRA machine games of chance shall not exceed by more than one-half of one percentage point the posted overall weighted average of theoretical payback percentage on all Greater Dubuque machine games of chance. If Greater

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      (4) "Theoretical payback percentage" means the theoretical percentage of coins which will be won by a player during a cycle of play on a machine.


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      Dubuque makes such election, the following provisions shall apply:

            (i) Greater Dubuque shall set its rates A) in good faith, B) in accordance with reasonable commercial standards, and C) not for the purpose of engaging in predatory pricing practices to the detriment of DRA.

            (ii) Greater Dubuque may not require DRA to change rates on its machines more than four times per contract year.

            (iii) Greater Dubuque shall give at least 30 days written notice of any intended rate changes to DRA; Greater Dubuque shall provide to DRA upon request the initial posted overall weighted average of theoretical payback percentage on all Greater Dubuque machine games of chance on the New Boat as defined in subparagraph 1(a)(1) of this Ninth Amendment, and DRA may not be required to change its posted weighted average of theoretical payback percentage on all DRA games of chance until at least thirty days have elapsed after the commencement of the operations of DRA's land-based casino or Greater Dubuque's New Boat, whichever is later.

            (iv) The parties shall implement the changes concurrently, and after any required regulatory approvals.

      This provision shall expire on the earlier of the following dates: (1) at any time that Greater Dubuque shall commence operation of a New Boat as defined in paragraph 1(a)(2) of this Ninth Amendment or a boat which is not a New Boat, or (2) March 31, 2002.

      (2) Greater Dubuque may elect to limit DRA from increasing, or seeking approval to increase, the total number of machine games of chance in all DRA casino operations to more than 600 slot machines before April 1, 2002; in return for this right, Greater Dubuque shall not increase or seek approval to increase, the number of machine games of chance in all Greater Dubuque casino operations to more than 650 slot machines before April 1, 2002. This provision shall expire on the earlier of the following dates:
      (1) at any time that Greater Dubuque shall commence operation of a New Boat as defined in paragraph 1(a)(2) of this Ninth Amendment or a boat which is not a New Boat, or (2) March 31, 2002.

      (3) Greater Dubuque may elect to preclude DRA from installing table games at any land-based casino operations of which DRA is the licensee, if such installation shall become lawful under the laws of Iowa, before April 1, 2000. This provision shall expire on the fifth anniversary of the approval of this Ninth Amendment by the respective parties, or when Greater Dubuque shall commence operation of a boat which is not a New Boat, whichever is earlier.

      (4) This subparagraph 8(h) is subject to the express approval and regulatory supervision of the Iowa Racing and Gaming Commission. The parties shall submit reports annually (or more frequently, as the Commission may require), to the Iowa Racing and Gaming Commission on the administration of subparagraphs (l)-(5). Greater Dubuque shall hold harmless and indemnify DRA from any liability arising by virtue of its compliance with any elections made under this subparagraph 8(h). In the event the Iowa Racing and Gaming Commission ceases to monitor party compliance, or the number of or payout rate of gaming machines at licensed gaming facilities, the provisions of subparagraphs (1)-(5) herein shall be null and void and of no force or effect.

      (5) Nothing herein shall prevent either party from conducting individual advertising and marketing on said party's own behalf.

      (6) This subparagraph 8(h) shall become null and void in its entirety if Greater Dubuque or a corporation or business entity owned or controlled by Greater Dubuque, its owners, or its successors or assigns, is the owner or operator of any gambling operations in Dubuque County, Iowa, Jo Daviess County, Illinois, or Grant County, Wisconsin, other than gambling operations conducted on Greater Dubuque's excursion gambling riverboat operating under this Operating Agreement; the circumstances under which this subparagraph 8(h) shall become null and void include, but are not limited to, Greater Dubuque's operation of any gambling operations at any land-based facility or any non-excursion boat facility."

      10. Paragraph 9 of the Operating Agreement is deleted.

      11. Subparagraph 10(c) of the Operating Agreement is deleted and the following substituted:

      "(c) Copies of (i) all Weekly Adjusted Gross Revenue Tax/Tax Transmittal Reports which are submitted to the Iowa Racing and Gaming Commission and
      (ii) all weighted average theoretical payback percentage notices which are required to be posted at land-based casinos and on excursion gambling boats pursuant to Rule 25.11(2)(b) of the Iowa Racing and Gaming Commission shall be exchanged weekly."

      12. Paragraph 11 of the Operating Agreement is amended by adding the following as new subparagraphs (d) and (e):

      "(d) DRA consents to and approves Greater Dubuque's application for the New Boat submitted to the Iowa Racing and Gaming Commission on May 18, 1995; said consent is not a consent or approval of any future application by Greater Dubuque to conduct additional gambling games or to replace excursion gambling boats. DRA agrees that its consent is not required with respect to Greater Dubuque's financing for the New Boat if the same is approved by the Racing and Gaming Commission. Greater Dubuque agrees that DRA's rights under the Operating Agreement are not and may not be subordinated, waived, assigned, or affected in any manner by Greater Dubuque's credit arrangements, unless by a separately signed instrument approved by DRA's Board of Directors.

      (e) DRA consents to any agreements entered into between Greater Dubuque and the City of Dubuque regarding parking rights in the Ice Harbor District for the benefit of the Portside facility, that do not conflict with DRA's current lease of same."

      13. Release, hold harmless, and indemnification: This Ninth Amendment to the Operating Agreement shall constitute an accord and satisfaction of all claims arising put of the parties' different interpretations of paragraph 5 of the original Operating Agreement and any claims relating thereto. This Ninth Amendment shall also constitute a full resolution of the matters currently disputed between the parties in the matter submitted to the American Arbitration Association as In the Matter of Greater Dubuque Riverboat Entertainment Company, L.C. and Dubuque Racing Association, Ltd., AAA Case No. 57 104 0087 94, and Greater Dubuque and DRA shall jointly request the dismissal of such arbitration claim and shall share equally in the payment of any remaining fees owing to the American Arbitration Association and/or the arbitrator in this matter, and otherwise each side shall bear its own costs and attorneys fees in connection with such proceeding.

      DRA and Greater Dubuque hereby release and discharge each other from any and all liability whatsoever, including all claims, demands, and causes of action affecting either of them, which either may have or claim to have by reason of or arising under the language of paragraph 5 of the Operating Agreement as it existed prior to this Ninth Amendment. Greater Dubuque shall defend, hold harmless, and indemnify DRA from and against any and all claims against DRA caused by or arising under the original language of paragraph 5 of the Operating Agreement (prior to this Amendment) or from the deletion of said language by this Amendment, which are made by any officer, director, agent, unit holder, partner (general or limited), manager, contractor, vendor, or supplier of Greater Dubuque or by any party claiming rights by virtue of any contract with Greater Dubuque with respect to the ownership, operation, control, financing, management, or sale of equipment to land-based casino operations conducted by DRA. DRA shall defend, hold harmless, and indemnify Greater, Dubuque from and against any and all claims against Greater Dubuque caused by or arising under the original language of paragraph 5 of the Operating Agreement (prior to this Amendment) or from the deletion of said language by this Amendment, which are made by any officer, director, agent, unit holder, partner (general or limited), manager, contractor, vendor, or supplier of DRA or by any party claiming rights by virtue of any contract with DRA with respect to the ownership, operation, control, financing, management, or sale of equipment to land-based casino operations conducted by DRA.

      DRA and Greater Dubuque each execute this Ninth Amendment as a release and a compromise settlement of disputed claims, liability for which is expressly denied by each released party, and the resolution of these claims does not constitute an admission of liability on the part of either entity. DRA and Greater Dubuque each execute this release solely in reliance upon their own respective knowledge, belief and judgment and not upon any representations made by the other party.

      14. Paragraph 13 is amended by adding the following additional subparagraphs:

      "(n) Nothing in the Operating Agreement shall preclude either party in good faith from making any communication to, or taking any position before, the Iowa Racing and Gaming Commission with respect to the other party's current or future operations under the Operating Agreement or changes thereto on matters not specifically consented to in the Operating Agreement."

      15. This Ninth Amendment to the Operating Agreement shall be effective only if all of the following conditions are satisfied not later than August 21, 1995:

      a. Approval on such conditions as the Iowa Racing and Gaming Commission may require of DRA's application to conduct gambling games at the Dubuque Greyhound Park by the Iowa Racing and Gaming Commission.

      b. Approval of this Ninth Amendment to the Operating Agreement by the Iowa Racing and Gaming Commission.

      c. Final approval by the Iowa Racing and Gaming Commission of Greater Dubuque's May 18, 1995 application to bring a new and substantially larger gambling riverboat to Dubuque.

Both parties shall use their best efforts to secure their respective approvals, and approval of this Ninth Amendment to the

Operating Agreement, at the earliest practicable dates, from the Iowa Racing and Gaming Commission.

      If any of the foregoing conditions are not satisfied, this Ninth Amendment to the Operating Agreement shall be null and void.

      16. Operation by Greater Dubuque of any gambling operations other than on an excursion gambling riverboat is not authorized under the Operating Agreement.

      17. If any provision of this Ninth Amendment shall be declared by any court or regulatory authority of competent jurisdiction to be illegal, void or unenforceable, all other provisions of the Operating Agreement shall not be affected and shall remain in full force and effect.

      18. Each party shall provide the other a certified resolution approving this Ninth Amendment upon execution thereof, and in any event not later than August 4, 1995.

      19. In subparagraph 4(b), the phrase "subparagraphs (a)(1), (a)(2), and
(a)(3)" is deleted and the phrase "subparagraph 4(a)" is substituted therefor.

      Except as specifically amended above, all of the provisions of the February 22, 1993 Operating Agreement and existing Amendments thereto shall remain in full force and effect.

      Dated this 11th day of July, 1995.


                                     DUBUQUE RACING ASSOCIATION, LTD.


                                     By /s/ Lawrence Cremer
                                        ----------------------------------------
                                        Lawrence Cremer, President


                                     By /s/ Ronald A. Spillane
                                        ----------------------------------------
                                        Ronald A. Spillane, Secretary


                                     GREATER DUBUQUE RIVERBOAT
                                     ENTERTAINMENT COMPANY, L.C.


                                     By /s/ C Bolin
                                        ----------------------------------------

                                     JOINDER

      [ILLEGIBLE] Community Investment Co., L.C., acknowledges receipt of [ILLEGIBLE] of the foregoing instrument and joins in the Operating [ILLEGIBLE] for the sole purpose of agreeing to the provisions of [ILLEGIBLE] 7 thereof as amended by paragraph 8 of this Ninth [ILLEGIBLE]


                                     DUBUQUE COMMUNITY INVESTMENT CO., L.C.


                                     By /s/ Daryl Biechler
                                        ----------------------------------------
                                        Daryl Biechler, Managing Member